                                                                  EXHIBIT (b)(1)


November 14, 2001

Roland O. Burns
Senior Vice President and
   Chief Financial Officer
Comstock Resources, Inc.
5300 Town and Country  Blvd.
Suite 500
Frisco, Texas 75034

                                COMMITMENT LETTER

Dear Roland:

         TD Securities (USA) Inc. ("TD Securities"), as arranger for Toronto Dominion (Texas), Inc. ("TDTX"), is pleased to advise you that, subject to the terms and conditions herein, TDTX is willing to provide Comstock Resources, Inc. ("Comstock") ("You" or the "Borrower") with the following credit facility (the "Facility"):

                  A $350,000,000 Senior Secured Revolving Facility for Comstock Resources, Inc. subject to the Borrowing Base provisions outlined in Exhibit A described below.

         The Facility will be used to fund the acquisition of DevX Energy, Inc. by Comstock, to refinance existing indebtedness and for general corporate purposes and as are more fully described in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

         TD Securities will act as the sole and exclusive advisor and arranger for the Facility, and TDTX will act as the sole and exclusive administrative agent. As we have discussed, it is the intent of TD Securities to commence the syndication of the Facility to one or more banks and financial institutions (together with TDTX, the "Lenders") promptly following the execution of this commitment letter and we intend to complete the syndication efforts prior to closing of the Facility. TD Securities shall be entitled, in consultation with you, before or after closing, to change the pricing and Borrowing Base of the Facility if TD Securities determines that such changes are advisable in order to ensure a successful syndication (to be defined as a final hold by TDTX of $45,000,000 of the maximum $300,000,000 Borrowing Base outlined in the Term Sheet) and, if such changes are required after the closing, You agree to enter into such modifications of the credit documents as may be reasonably necessary or appropriate to effectuate the foregoing. Any decrease to the Borrowing Base will be limited to 10% of the amount committed hereto.

         TD Securities, as arranger for TDTX, will manage, in consultation with the Borrower, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You agree to actively assist TD Securities in achieving a syndication that is

Comstock Resources, Inc.
November 14, 2001


satisfactory to you and TDTX. In that regard, you agree (i) promptly to provide, and to cause your advisors to provide, TD Securities upon request with all information reasonably deemed necessary by it to complete successfully the syndication including, but not limited to, information and projections prepared by you or on your behalf relating to the transactions contemplated hereby and
(ii) to assist, and to cause your advisors to assist, TD Securities upon request in the preparation of an information memorandum and other marketing materials to be used in connection with the syndication. You hereby represent and covenant that all (i) information (other than projections) provided by you or your advisors to TD Securities is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (ii) the projections you have provided or will provide to TD Securities have been or will be prepared in good faith based upon reasonable assumptions. You acknowledge that in arranging and syndicating the Facility, TD Securities may use, and rely on, information and projections provided by you without independent verification. You also acknowledge that TD Securities will share credit and other non-public information about you and your affiliates with TDTX and other affiliates.

         The Facility will be provided pursuant to the terms and conditions of, and shall become effective only upon the execution and delivery of a mutually satisfactory credit agreement and other definitive loan documentation incorporating the terms and conditions set forth in the Term Sheet, your payment of certain fees to TD Securities and TDTX as agreed between the parties and other terms and conditions customarily included in credit facilities of this type, amount and purpose. These terms and conditions will necessarily be further developed during the course of preparing and negotiating the loan documentation.

         TDTX's commitment hereunder is further subject to: (i) satisfactory completion of due diligence (excluding an engineering review used to determine the Borrowing Base); (ii) the truth and accuracy in all material respects of the financial statements and other information provided to TD Securities by the Borrower; (iii) the absence of any material adverse change in either the business, assets, liabilities, financial condition, prospects or results of operations of the Borrower and their affiliates; (iv) the absence of any material adverse change in or disruption of financial, banking or capital market conditions (including the loan syndication market) existing now or in the future, that in the judgment of TD Securities and TDTX would adversely affect the satisfactory completion of the syndication of the Facility; and (v) the satisfaction of TD Securities and TDTX that clear market conditions exist and will exist prior to and during the syndication for obligations of the Facility.

         The Borrowers agree to indemnify and hold harmless TD Securities, TDTX, the Lenders, the issuer of letters of credit, their affiliates and their respective officers, directors, employees, advisors and agents (each, an "Indemnified Person") from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this letter, the Facility, the use of proceeds thereof, the other transactions contemplated hereby, any related transaction or any claim, investigation or proceeding relating to any of the foregoing, regardless



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Comstock Resources, Inc.
November 14, 2001


of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any costs or expenses (including legal fees) incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages or liabilities to the extent they arise from the willful misconduct or gross negligence of such Indemnified Person. No Indemnified Person shall be liable for any indirect or consequential damages in connection with its activities related to this letter or the Facility.

         In addition, whether or not any loans are made, the Borrower agrees to reimburse TD Securities, TDTX and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, printing and reproduction costs, appraisal fees, travel expenses and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and the preparation, review, negotiation, execution and delivery of any related documentation, whether or not executed (including this letter, the Term Sheet and definitive financing documentation) and the administration, amendment, modification or waiver thereof.

         The terms of this letter may be accepted by Comstock prior to 8:00 p.m. (New York time) on November 14, 2001 in the manner indicated in the final paragraph of this letter. If this letter is not so accepted by such time on that date, this commitment shall automatically expire unless extended in writing by TD Securities.

         In addition, unless extended in writing at the sole discretion of TD Securities, all obligations of TDTX and TD Securities under this letter shall expire automatically, without further act and regardless of cause or circumstances on January 11, 2002 if definitive loan documentation is not executed and delivered by all the parties thereto and funds disbursed on or prior to such date. Notwithstanding anything stated herein to the contrary, the compensation, reimbursement and indemnification provisions hereof shall survive any termination or expiration hereof, regardless of whether definitive financing agreements are executed.

         This letter is delivered to you on the condition that neither its existence nor any of its contents shall be disclosed by you to any person or entity without TD Securities' prior written approval, except (i) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law, (ii) as may be disclosed on a confidential and "need to know" basis to your directors, officers, employees, advisers, and agents, and
(iii) after your acceptance of the terms hereof, the existence of this letter and a summary of the principal terms and conditions of TDTX's commitment hereunder may be disclosed in any public filings to be made in connection with the tender offer for DevX (as defined in the Term Sheet), provided that any such disclosure that is in writing shall be subject to TD Securities' prior review and approval, such approval not to be unreasonably withheld.

         If the foregoing is satisfactory to you, please have the enclosed copy of this letter duly executed by an authorized officer and return copies to us. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. THIS WRITTEN LETTER AND THE TERM SHEET REPRESENT THE FINAL AGREEMENT BETWEEN THE

Comstock Resources, Inc.
November 14, 2001


PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. This letter and the Term Sheet may not be assigned by you without the prior written consent of TD Securities, TDTX and the issuer of letters of credit in their sole discretion and may not be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto. No person or entity other than the parties hereto shall have any rights under or be entitled to rely upon this letter or the Term Sheet. THIS LETTER AND THE TERM SHEET SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Delivery of an executed signature page by facsimile shall be effective execution and delivery

         Please indicate your consent and agreement by your signature below.

Very truly yours,

TD Securities (USA) Inc.


/s/ Mark M. Green
-----------------------------
Mark M. Green
Managing Director

Agreed to as of the date first above written:

Comstock Resources, Inc.



By: /s/ Roland O. Burns
   --------------------------
   Name:  Roland O. Burns
   Title: Senior Vice President and
          Chief Financial Officer

                                    EXHIBIT A
                                                                        11/14/01



                            COMSTOCK RESOURCES, INC.
                 $350,000,000 SENIOR SECURED REVOLVING FACILITY

                         SUMMARY OF TERMS AND CONDITIONS


BORROWERS:                          Comstock Resources, Inc. (and all operating
                                    subsidiaries, as appropriate) -
                                    ("Borrower").

FACILITY AMOUNT:                    $350,000,000 senior secured revolving credit
                                    facility (the "Facility"), with the initial
                                    Borrowing Base dependent on the structure used to fund the acquisition of DevX Energy, Inc. ("DevX").

                                    A)       $300,000,000 if the acquisition is
                                             funded using all cash (including
                                             the repayment of DevX's existing
                                             Senior Notes).

                                    B)       $285,000,000 if the equity portion
                                             of the acquisition is funded with
                                             cash and the existing DevX Senior
                                             Notes are exchanged for a new issue
                                             of the Borrower's Senior Notes.

                                    C)       $210,000,000 if the acquisition is
                                             funded via capitalization of an
                                             Unrestricted Subsidiary of the
                                             Borrower using a separate credit
                                             facility as provided under separate
                                             cover and other financing
                                             arrangements satisfactory to the
                                             Agent.

ARRANGER:                           TD Securities (USA), Inc.

ADMINISTRATIVE AGENT:               TD (Texas), Inc. (the "Agent").

LENDERS: The Facility will be syndicated to a group of financial institutions mutually agreeable to the Arranger and the Borrower.

MAJORITY LENDERS:                   66 2/3%

PURPOSE: The Facility will be used for the following purposes, subject to the funding options outlined above:

                                    i)       Refinance all existing senior bank
                                             debt,

                                    ii)      Fund the purchase of DevX
                                             (including the refinancing of
                                             DevX's existing indebtedness), and



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                                    iii)     General corporate purposes

MATURITY:                           Three years from closing.

SECURITY:                           The Facility will be secured by perfected
                                    first priority liens on and security
                                    interests in all the following: (a) all
                                    equity interests in any Restricted
                                    Subsidiary of the Borrower, (b) an
                                    unconditional guarantee of payment by each Restricted Subsidiary of the Borrower, and
                                    (c) all other real and personal property of the Borrower and its Restricted
                                    Subsidiaries, including: a first priority deed of trust, assignment and security interest in oil and gas properties constituting at least 80% of the present value of the Borrower's and its Restricted
                                    Subsidiaries proved reserves.

PRICING:                            See Attachment I for all spreads and fees.

AVAILABILITY:                       The Facility will be fully revolving for
                                    three years, subject to the Borrowing Base.

AMORTIZATION:                       The Facility will remain subject to the
                                    Borrowing Base provisions outlined below, and all amounts outstanding under the Facility will be due and payable at Maturity.

L/C TERMS AND
CONDITIONS:                         (i)      L/C's will be available during the
                                             revolving period up to a maximum of
                                             $20MM with any L/C's issued
                                             reducing availability under the
                                             Facility on a dollar for dollar
                                             basis.

                                    (ii)     Terms up to one year or the
                                             maturity of the Facility.

                                    (iii)    L/C fees - same as the Facility
                                             LIBOR margins as noted below.

                                    (iv)     Issuance fees - 25 bps per annum,
                                             payable solely to the L/C Issuing
                                             Agent on L/C's issued and
                                             outstanding.

L/C ISSUING AGENT:                  The Toronto-Dominion Bank.

BORROWING BASE:                     The Borrowing Base shall be redetermined
                                    semi-annually, each May 1st and November 1st during the term of the Facility. The May
                                    Borrowing Base will be calculated based upon a Reserve Report dated as of each January
                                    1st. The November Borrowing Base will be calculated based upon a Reserve Report dated as of each July 1st.

                                    The Reserve Report dated as of each January
                                    1st shall be delivered by April 1st of each year and shall consist of independent engineering evaluations on all of the Borrower's oil and gas properties. Evaluations shall be prepared by independent engineering firms acceptable to the Agent in its reasonable



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                                    judgement. The July 1st Reserve Report shall
                                    be delivered by October 1st and may be
                                    prepared by the Borrower in accordance with accepted industry practices.

                                    Subsequent to the receipt of the Reserve
                                    Report, the Agent shall propose a Borrowing
                                    Base to the Lenders. The proposed Borrowing
                                    Base will be determined using the Agent's then standard oil and gas lending parameters (such parameters shall include, but not be limited to, commodity prices, and projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements and liquidity, dividend payments, obligations, and environmental and legal costs). Such Borrowing Base must be approved by 75% of the Lenders (the "Required Lenders") for affirmations or decreases and 100% of the Lenders for any increase.

                                    The Required Lenders and the Borrower may, once a year, request an additional Borrowing Base redetermination (a "Requested Redetermination"). If the Required Lenders or the Borrower seeks a Requested Redetermination, the Agent shall propose a Borrowing Base for approval using the criteria for redetermining the Borrowing Base as discussed above. Any Requested Redetermination shall be effective when the Borrower is notified of the amount of the Borrowing Base by the Agent.

OPTIONAL PREPAYMENTS/
COMMITMENT REDUCTIONS:              All or a portion of the outstanding loans
                                    under the Facility may be prepaid at any time and commitments may be terminated in whole or in part at the Borrower's option, subject to breakage costs in the case of loans based on LIBOR if prepayment occurs other than at the end of an applicable interest period.

MANDATORY PREPAYMENTS/
COMMITMENT REDUCTIONS:              Outstandings under the Facility will be
                                    required to be prepaid in the amount by
                                    which such loans and the L/C exposure exceed the Borrowing Base at any time (the
                                    "Deficiency"). Any Deficiency will be cured through three equal monthly payments beginning one month following notice of such Deficiency. Other prepayments will be required following asset sales if the effect of such asset sale is or would be a Deficiency.

CONDITIONS
PRECEDENT TO CLOSING:               Substantially similar to the existing bank
                                    credit agreement including, but not limited to the successful completion by the Borrower of the tender for DevX Energy, Inc. (to be defined as a tender in excess of 50% of the Borrower's common stock); execution of definitive credit documentation satisfactory to the Agent; satisfactory legal opinions and satisfactory collateral documents.



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REPRESENTATIONS
AND WARRANTIES:                     Substantially similar to the existing bank
                                    credit agreement including, but not limited to authorization and enforceability, absence of default or event of default and absence of material adverse change.

AFFIRMATIVE
COVENANTS:                          Substantially similar to the existing bank
                                    credit agreement including, but not limited to maintenance of corporate existence and rights, compliance with applicable laws
                                    (including environmental laws); performance of obligations; maintenance of properties and maintenance of appropriate and adequate insurance.

NEGATIVE COVENANTS:                 Substantially similar to the existing bank
                                    credit agreement including, but not limited to limitations on indebtedness, liens, mergers, asset dispositions and dividends
                                    (stock repurchases allowed up to $20,000,000 in the aggregate provided that no stock repurchases shall be allowed if the Facility is over 80% funded). Financial covenants will include the following:

                                    a)       CURRENT RATIO: Borrower will
                                             maintain a minimum current ratio
                                             (including unused/available portion
                                             of Facility and excluding Current
                                             Maturities of Long Term Debt) of at
                                             least 1.0 to 1.0.

                                    b)       MINIMUM TANGIBLE NET WORTH: 80% of
                                             the Borrower's shareholder's equity
                                             as of September 30, 2001;
                                             increasing by 75% of any
                                             non-redeemable preferred or common
                                             stock offerings and 50% of net
                                             income (test to exclude non-cash
                                             charges related to FAS 121
                                             impairments or ceiling test
                                             writedowns after September 30,
                                             2001).

                                    c)       INTEREST COVERAGE RATIO: Borrower
                                             will maintain a minimum EBITDA to
                                             consolidated interest expense of
                                             2.5 to 1.0 to be calculated on a
                                             rolling, four quarters basis.

EVENTS OF DEFAULT:                  Substantially similar to the existing bank
                                    credit agreement including, but not limited to: nonpayment of principal, interest or fees when due, violation of covenants, material breach of representations and warranties, cross default to other debt, bankruptcy, inability to pay liabilities in the normal course of business, material judgments, change in control and events of default under certain other material agreements.

EXPENSES AND
INDEMNIFICATION:                    All reasonable out-of-pocket expenses of the
                                    Agent associated with the syndication,
                                    preparation, execution, delivery, waiver, modification, administration and enforcement of the Credit Agreement and the other documentation contemplated thereby are to be paid by the Borrower whether or not the transaction is consummated.



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                                    The Borrower will indemnify the Agent and
                                    the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, charges and disbursements of counsel) and liabilities, including those resulting from any litigation or other proceedings (regardless of whether the Agent or any other Lender is a party thereto), related to or arising out of the transactions contemplated hereby; provided that neither the Agent nor any other Lender will be indemnified for its gross negligence or willful misconduct.

AGENT'S COUNSEL:                    Mayer, Brown and Platt

GOVERNING LAW:                      New York



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                                  ATTACHMENT I
                                INTEREST SPREADS

FUNDING SPREADS:                    With regard to the Revolver, at Borrower's
                                    option:

                                    (i)      Base Rate.

                                    (ii)     1, 2, 3 or 6 month LIBOR, plus
                                             applicable margin indicated below.

                                  PRICING GRID
                      (EXPRESSED IN BASIS POINTS PER ANNUM)

                    PRICING LEVEL                LEVEL I      LEVEL II     LEVEL III      LEVEL IV       LEVEL V
                    -------------                -------      --------     ---------      --------       -------
                    Libor Margin                   100           125          150           175            200
                    Base Rate Margin                 0            25           50            75            100
                    Commitment Fee                  25            25         37.5          37.5             50

                                           Pricing Level                        Borrowing Base Utilization
                                           --------------                       --------------------------
                                           Level I                              Less than 24.9%
                                           Level II                             25% - 49.9%
                                           Level III                            50% - 74.9%
                                           Level IV                             75% - 89.9%
                                           Level V                              90% or greater

Pricing during any Deficiency (when outstandings and L/C exposure exceed the Borrowing Base then in effect) will equal LIBOR plus 300 bps or Base Rate plus 200 bps on the outstanding amount and L/C exposure.



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